UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2015

PORTER BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	001-33033	61-1142247
(State or other jurisdiction of incorporation and organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 Eastpoint Parkway, Louisville, Kentucky, 40223
(Address of principal executive offices)

(502) 499-4800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

At a special meeting of shareholders on February 25, 2015, the shareholders of Porter Bancorp, Inc. (the “Company”) approved the issuance of the Company’s Common Shares for purposes of NASDAQ Rule 5635, as well as two other proposals related to the exchange transaction through which the Company retired its Series A Preferred Shares originally issued to the U.S. Treasury and converted a $7.4 million liability for accrued and unpaid dividends into $7.4 million of additional equity capital.  The terms of the Company’s exchange agreements with the bidders who purchased the Series A Preferred Shares from the U.S. Treasury were more fully described in the Company’s Current Reports on Form 8-K filed on November 24 and December 10, 2014.

Because its Common Shares are listed on the NASDAQ Capital Market, the Company’s shareholders are required to approve any non-public transaction involving the issuance or potential issuance of Common Shares by the Company (or securities convertible into or exercisable for Common Shares) equal to 20% or more of the Common Shares or 20% or more of the voting power of the Company outstanding  prior to the issuance,  for a price less than the greater of book or market value of the Common Shares.

Item 3.02	Unregistered Sales of Equity Securities

As a result of shareholder approval of the issuance of Common Shares for purposes of NASDAQ Rule 5635, as of March 3, 2015, the third business day after shareholder approval, the Company’s Cumulative Mandatory Convertible Perpetual Preferred Stock, Series B will convert into 4,053,600 Common Shares, and its Convertible Perpetual Preferred Stock, Series D will convert into 6,458,000 Non-Voting Common Shares. The Company is relying upon Section 3(a)(9) of the Securities Act of 1933, as amended, the exemption from registration for an exchange of securities by an issuer with its existing security holders, with respect to the issuance of these Common Shares and Non-Voting Common Shares.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change of Fiscal Year

At a special meeting of shareholders on February 25, 2015, the Company’s shareholders approved an amendment to its articles of incorporation to (a) to modify the events triggering conversion of the Non-Voting Common Shares into Common Shares to conform to the policy of the Federal Reserve Board, and (b) reset the conversion ratio such that each Non-Voting Common Share would be convertible into one (1) Common Share.  Previously, each Non-Voting Common Share (none of which had previously been issued) had been convertible into 1.05 Common Shares following adjustment for a 5% share dividend in December 2010. In addition, on February 25, 2015, the Company’s board of directors adopted amended and restated the articles of incorporation, which amend the articles of incorporation as follows:

  The number of shares that the Corporation is authorized to issue was increased from 19,000,000 Common Shares to 28,000,000 Common Shares and from 1,380,437 Non-Voting Common Shares to 7,200,000 Non-Voting Common Shares.
  The following four Series of the Corporation’s Preferred Shares were retired in accordance with their respective terms: (i) Fixed Rate Cumulative Perpetual Preferred Stock, Series A; (ii) Cumulative Mandatory Convertible Perpetual Preferred Stock, Series B; (iii) Non-Voting Mandatorily Convertible Preferred Stock, Series C; and (iv) Cumulative Mandatory Convertible Perpetual Preferred Stock, Series D.
  The dates for payment of semi-annual dividends on the Corporation’s Non-Voting, Noncumulative, Non-Convertible Perpetual Preferred Stock, Series E and Non-Voting, Noncumulative, Non-Convertible Perpetual Preferred Stock, Series F were set as April 1 and October 1 of each year, beginning on April 1, 2015.

Amended and restated articles of incorporation reflecting these amendments are attached as Exhibit 3.1 to this report.

Item 5.07	Submission of Matters to a Vote of Security Holders

At a special meeting of shareholders on February 25, 2015, the Company’s shareholders approved the three proposals described below.  Approximately 70.5% of the Company’s common shares entitled to vote on the proposals were present in person or by proxy at the meeting. The votes cast on each of the three proposals were as follows:

1. Proposal to approve, for purposes of NASDAQ Rule 5635, the issuance of Common Shares to allow for the conversion of the following securities:

  40,536 shares of Cumulative Mandatory Convertible Perpetual Preferred Stock, Series B into 4,053,600 Common Shares; and
  64,580 shares of Convertible Perpetual Preferred Stock, Series D into 6,458,000 Non-Voting Common Shares.

For	Against	Abstain	Broker non-votes
9,794,225	44,066	609,678	43,727

2. Proposal to amend the articles of incorporation to modify the events triggering conversion of the Non-Voting Common Shares into Common Shares to conform to the policy of the Federal Reserve Board and reset the conversion ratio such that each Non-Voting Common Share is convertible into one (1) Common Share.
For	Against	Abstain	Broker non-votes
9,830,822	45,813	615,061	0

3. Proposal to authorize the Board of Directors to implement the increase in the number of Common Shares and Non-Voting Common Shares that Porter Bancorp is authorized to issue, which was approved by shareholders in 2012, on an “as-needed” basis.
For	Against	Abstain	Broker non-votes
9,777,455	59,459	611,055	43,727

No other proposals were voted upon at the annual meeting.

Item 8.01	Other Events

On March 2, 2015, Porter Bancorp issued a press release announcing that its shareholders had approved the three proposals at the special meeting held on February 25, 2014.  A copy of the press release is attached as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Articles of Incorporation dated February 25, 2015.

99.1	Press Release issued by Porter Bancorp, Inc. on February 25, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2015	PORTER BANCORP INC.

	By:	/s/ John T. Taylor
John T. Taylor
President and
Chief Executive Officer